UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 19, 2012

Omni Bio Pharmaceutical, Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-52530	20-8097969
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5350 South Roslyn, Suite 430, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

(303) 867-3415
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On December 19, 2012, the board of directors (the “Board”) of Omni Bio Pharmaceutical, Inc. (the “Company”) granted to Michael Iseman, one of the Company’s directors, common stock purchase warrants to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.30 per share. The warrants have a seven year life and are vested in full upon issuance.  The Company issued the warrants pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

In addition, on December 19, 2012, the Board approved two grants to one of its consultants of (i) common stock purchase warrants to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.30 per share, half of which vest on January 1, 2013 with the remaining half vesting on June 30, 2013, and (ii) common stock purchase warrants to purchase 500,000 shares of the Company’s common stock that vest upon the achievement of certain Company milestones, and have an exercise price equal to the lower of $1.00 or the market price of the Company’s common stock at the time the milestone is achieved.  Both warrants will be issued on January 1, 2013 and have a seven year life.  The Company is issuing the warrants pursuant to Section 4(2) of the Securities Act.

The information set forth in Item 5.02 below relating to the warrants to be issued to Bruce E. Schneider is incorporated by reference into this Item 3.02.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2012, the Board appointed Bruce E. Schneider PhD as its Chief Executive Officer effective January 1, 2013. The Board also appointed Dr. Schneider as a director effective January 1, 2013.  Effective January 1, 2013, Steven M. Bathgate will cease his service as interim chief executive officer of the Company.

Dr. Schneider, age 62, has served as President of BE Schneider Consulting, LLC, a consulting firm focusing on global drug development and portfolio management strategy, since 2010.  From 2009 to 2010, Dr. Schneider served as Executive Vice President & R&D Integration Lead at Pfizer Global R&D, a global pharmaceuticals company. From 1972 to 2009, Dr. Schneider was employed by the Wyeth Research division of Wyeth, a global pharmaceuticals company, most recently as its Executive Vice President & Chief of Operations.

In connection with Dr. Schneider’s appointment as Chief Executive Officer, the Company and Dr. Schneider entered into an employment agreement (the “Agreement”). The Agreement is for a one year term and provides Dr. Schneider with a salary of $15,000 per month. Dr. Schneider is also eligible for cash bonuses upon the Company’s achievement of certain milestones during the term of the Agreement. The Board approved a grant to Dr. Schneider, effective January 1, 2013, of warrants to purchase 1.5 million shares of the Company’s common stock at an exercise price equal of $0.30 per share, which was the closing price of the Company’s common stock on December 19, 2012. Half of such warrants will vest on the date of the commencement of his employment, January 1, 2013 and the remaining half will vest on June 30, 2013 contingent upon Dr. Schneider’s continued employment with the Company on each vesting date. In addition, the Board also approved a grant to Dr. Schneider, effective January 1, 2013, of warrants to purchase 1.5 million shares of the Company’s common stock that vest upon the achievement of certain Company milestones during Dr. Schneider’s employment with the Company. Such warrants will have an exercise price equal to the lower of $1.00 or the market price of the Company’s common stock at the time the milestone is achieved. In addition, Dr. Schneider is eligible to receive a cash bonus upon the sale of the Company or sale of certain intellectual property as follows: 2.0% of the total net cash proceeds received by the Company for a transaction of less than $200 million; and 3.0% of the total net cash proceeds received by the Company for a transaction equal to or above $200 million. If Dr. Schneider is terminated from the Company other than for Cause (as defined in the Agreement), the Company will be required to continue paying Dr. Schneider his base salary for the remainder of the term of the Agreement. The Agreement also subjects Dr. Schneider to certain confidentiality, non-compete and non-solicitation obligations.

The above summary of the Agreement is qualified by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure.

On December 20, 2012, Omni Bio Pharmaceutical, Inc. issued a press release announcing Dr. Schneider’s appointment as its Chief Executive Officer.  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Employment Agreement between Omni Bio Pharmaceutical, Inc. and Dr. Bruce Schneider dated December 19, 2012

99.1	Press Release of Omni Bio Pharmaceutical, Inc. dated December 20, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omni Bio Pharmaceutical, Inc.

Date: December 20, 2012

	By:	/s/ Robert C. Ogden
Robert C. Ogden
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Omni Bio Pharmaceutical, Inc. and Dr. Bruce Schneider dated December 19, 2012

99.1	Press Release of Omni Bio Pharmaceutical, Inc. dated December 20, 2012